Exhibit 4.1

Share certificate

Number of certificate	Number of shares

DRAGON VICTORY INTERNATIONAL LIMITED

Company number [number]

This is to certify that [Name] of [Address] is the registered holder of [Number] [Share Class] shares of [Value] each being [partly paid to the extent of [amount in words][amount in numerals] per share]]/[fully paid][and numbered [number]] in the above-named company, subject to the memorandum and articles of association of the company.

[Transfer date]

Director	Director/ Secretary